[TERRA LOGO]                                               Terra Industries Inc.
                                                               600 Fourth Street
                                                                   P.O. Box 6000
                                                       Sioux City, IA 51102-6000
                                                           Phone: (712) 277-1340
                                                             Fax: (712) 277-7383
                                                         www.terraindustries.com
================================================================================
                                      NEWS
================================================================================
For immediate release                                         Contact: Joe Ewing
                                                                  (712) 277-7305

                 TERRA INDUSTRIES REPORTS FIRST QUARTER RESULTS

Sioux City, Iowa (April 28, 2005)--Terra Industries Inc. (NYSE symbol: TRA) announced today income available to common shareholders for the first quarter ended March 31, 2005, of $3.2 million, or $.03 a share, on revenues of $450 million, compared to net income of $18.2 million, or $.24 per share, on revenues of $361 million for the 2004 first quarter. The 2005 net income was reduced by a net of $4.9 million for loss on early retirement of debt and gain on revaluation of warrants, while 2004 net income was increased by $10.4 million for recovery of product claim costs.

Terra's 2005 income from operations of $30.8 million compared to 2004 income from operations of $45.6 million, which included a $15.5 million gain on recovery of product claim costs. The 2005 operating income included nearly $10 million from Mississippi Chemical operations acquired on December 21, 2004. The 2005 income contribution from Mississippi Chemical operations was offset by the increase in U.K. natural gas costs that was not covered by higher nitrogen products selling prices.

Equity earnings of $5.0 million were primarily from Terra's 50 percent interest in Point Lisas Nitrogen Limited (PLNL) Trinidad ammonia plant. Equity earnings were reduced by $1.5 million for market value in excess of cost of acquired PLNL inventory that was sold during the first quarter. Terra's portion of the sales of affiliates accounted for under the equity method was $21.6 million.

The nearly $90 million increase in revenues from 2004 to 2005 was due mainly to product sales by acquired Mississippi Chemical U.S. manufacturing facilities and terminals and higher selling prices, offset by lower sales volumes related to Terra's 2004 closing its Blytheville, Ark. ammonia and urea manufacturing facility and mothballing its Beaumont, Texas methanol and ammonia manufacturing facility. Terra realized average selling prices for ammonia, nitrogen solutions, ammonium nitrate and urea that were 1, 20, 1 and 27 percent higher, respectively, in the 2005 first quarter than in the 2004 first quarter.

Cost of sales for 2005 was $90 million, or 28 percent, higher than in 2004 because of higher North American and United Kingdom unit natural gas costs and higher overall sales volumes. Terra's forward purchase contracts increased its 2005 first quarter natural gas costs by $11.7 million.

Selling, general and administrative expense for the 2005 first quarter was $3.1 million higher than in the 2004 first quarter. Approximately half of the increase was related to transition expenses at Mississippi Chemical's former headquarters. Terra has essentially completed that transition.

Interest income and interest expense were $1.4 and $2.4 million higher for the 2005 first quarter than for the 2004 first quarter. The higher interest income was due to Terra's having more cash invested. The higher interest expense was due to the term loan Terra assumed with the Mississippi Chemical acquisition, offset by the 2004 fourth quarter $70.7 million redemption of 11.5 percent notes due 2010.

The $10.8 million 2005 loss on early retirement of debt related to the March 21, 2005, $50 million prepayment of the $125 million term loan assumed with the Mississippi Chemical acquisition. The $4.9 million gain revaluation of warrants represents the decline in the estimated fair value of outstanding warrants, which allow the holders to purchase until Dec. 21, 2009, four million Terra common shares at $5.48 per share, from $21.1 million at Dec. 31, 2004 to $16.2 million at March 31, 2005.

Terra's forward purchase contracts at March 31, 2005, fixed prices for 24 percent of its North American and United Kingdom next 12 months' natural gas needs at about $23.8 million below the published forward market prices at that date.

Michael L. Bennett, Terra's President and CEO, said, "Overall, we're pleased with Terra's first quarter performance. Natural gas costs increased during the quarter despite ample supplies, but demand for our products was strong and the significant January drop in international ammonia prices, which has now reversed, did not affect upgraded nitrogen products prices.

"The profit contribution from Terra's newly-acquired Mississippi Chemical operations exceeded our expectations, and Terra's other North American operations also performed well. Our U.K. product selling price increases didn't offset the dramatic natural gas cost increases we incurred there.

"Our strong cash flows permitted the first quarter $50 million prepayment of the term loan Terra assumed with the Mississippi Chemical acquisition," Bennett continued. "Our goal is to prepay the loan's balance by the end of 2005. In addition to cash flows from our North American and U.K. operations, Terra received a $22.5 million cash distribution from PLNL on April 15.

"Spring planting is now well underway," Bennett concluded. "So far during the second quarter, demand for our products has remained strong and we expect average selling prices for ammonia and UAN to improve over those of the first quarter."

Terra management will conduct a conference call to discuss these first quarter results on April 28, 2005, beginning at 3:00 ET. A live webcast of the conference call will be available from Terra's web site at www.terraindustries.com, and will be archived for playback for three months.

Terra Industries Inc., with 2004 revenues of $1.9 billion pro forma the Mississippi Chemical acquisition, is a leading international producer of nitrogen products.

Information contained in this release, other than historical information, may be considered forward-looking. Forward-looking information reflects management's current views of future events and financial performance that involve a number of risks and uncertainties. The factors that could cause actual results to differ materially include, but are not limited to, the following: changes in financial markets, general economic conditions within the agricultural industry, competitive factors and price changes (principally nitrogen fertilizer selling prices and natural gas costs), changes in product mix, changes in the seasonality of demand patterns, changes in weather conditions, changes in governmental regulations and other risks described in the "Factors That Affect Operating Performance" section of Terra's current annual report on Form 10-K .

                                      # # #

Note: Terra Industries' news announcements are also available on its web site, www.terraindustries.com.

                                               TERRA INDUSTRIES INC.
                                         SUMMARIZED RESULTS OF OPERATIONS
                                                    (unaudited)



                                                                               Three Months Ended
                                                                                    March 31,
                                                                      -------------------------------------
(in thousands except per-unit amounts)                                   2005                      2004
                                                                      -----------               -----------
REVENUES
     Nitrogen products                                                $  439,322                $  317,557
     Methanol                                                             10,087                    42,904
     Other                                                                   603                       568
                                                                      -----------               -----------
                                                                      $  450,012                $  361,029
COSTS AND EXPENSES:
     Cost of sales                                                       413,743                   323,718
     Equity earnings                                                      (5,007)                      (71)
     Selling, general and administrative                                  10,453                     7,309
     Recovery of product claim costs                                          --                   (15,514)
                                                                      -----------               -----------
     Other expense--net                                                   419,189                   315,442
                                                                      -----------               -----------
     Income from operations                                               30,823                    45,587

     Interest income                                                       1,754                       377
     Interest expense                                                    (15,853)                  (13,501)
     Loss on early retirement of debt                                    (10,804)                       --
     Gain on revaluation of warrants                                       4,900                        --
                                                                      -----------               -----------
     Income before income taxes and minority interest                     10,820                    32,463

     Income tax provision                                                 (2,185)                  (11,300)
     Minority interest                                                    (4,204)                   (2,933)
                                                                      -----------               -----------
     Net income                                                            4,431                    18,230
     Preferred stock dividends                                            (1,275)                       --
                                                                      -----------               -----------
     Income available to common shareholders                          $    3,156                $   18,230
                                                                      ===========               ===========


INCOME (LOSS) PER COMMON SHARE
                                                                      -----------               -----------
     Basic                                                            $     0.03                $     0.24
                                                                      -----------               -----------
     Diluted                                                          $     0.03                $     0.23
                                                                      ===========               ===========

Basic and diluted weighted average shares outstanding:
     Basic                                                                91,357                    75,814
     Diluted                                                              92,217                    77,776


Because of the seasonal nature and effects of weather-related conditions in several of Terra's marketing areas, results of operations for any single reporting period should not be considered indicative of results for a full year.


                                               TERRA INDUSTRIES INC.
                                           SUMMARIZED FINANCIAL POSITION
                                                  (in thousands)
                                                    (unaudited)



                                                                              March 31,
                                                          --------------------------------------------
                                                               2005                           2004
                                                          --------------                --------------

ASSETS
Cash and short-term investments                           $     205,001                 $     160,092
Accounts receivable                                             157,680                       106,088
Inventories                                                     138,736                       113,986
Other current assets                                             53,250                        36,656
                                                          --------------                --------------
     Total current assets                                       554,667                       416,822
Property, plant and equipment, net                              779,402                       697,741
Deferred plant turnaround costs                                  36,282                        22,425
Equity investments                                              222,453                         2,326
Other assets                                                     44,641                        30,270
                                                          --------------                --------------
     Total assets                                         $   1,637,445                 $   1,169,584
                                                          ==============                ==============

LIABILITIES AND STOCKHOLDERS' EQUITY
Debt due within one year                                  $         151                 $         154
Customer prepayments                                            113,951                        40,252
Other current liabilities                                       179,613                       202,766
                                                          --------------                --------------
     Total current liabilities                                  293,715                       243,172
                                                          --------------                --------------

Long-term debt and capital lease obligations                    394,490                       402,164
Deferred income taxes                                            65,903                        28,736
Other liabilities                                               163,606                       113,897
Minority interest                                                93,403                        90,842
                                                          --------------                --------------
     Total liabilities and minority interest                  1,011,117                       878,811

Series A and B preferred shares                                 133,069                            --

Stockholders' equity                                            493,259                       290,773
                                                          --------------                --------------
Total liabilities and stockholders' equity                $   1,637,445                 $   1,169,584
                                                          ==============                ==============


                                               TERRA INDUSTRIES INC.
                                               SUMMARIZED CASH FLOWS
                                                  (in thousands)
                                                    (unaudited)



                                                                        Three Months Ended
                                                                             March 31,
                                                                 ---------------------------------
                                                                     2005                  2004
                                                                 -----------           -----------

Income from operations                                           $    4,431            $   18,230
Non-cash charges and credits:
     Depreciation and amortization                                   29,176                25,578
     Deferred income taxes                                            7,077                11,323
     Minority interest in earnings                                    4,204                 2,933
     Equity in net income of affiliates                              (5,007)                  (71)
     Loss on early retirement of debt                                 9,418                    --
     Other                                                            1,548                    --
     Recovery of product claim costs                                     --               (12,874)
Change in current assets and liabilities                            (13,852)               30,689
                                                                 -----------           -----------
     Net cash flows from operating activities                        36,995                75,808
Purchase of property, plant and equipment                            (6,420)               (1,075)
Plant turnaround costs                                               (7,032)                 (150)
Debt borrowings (repayments)                                        (50,042)                  (41)
Distributions to minority interests                                  (2,998)               (1,153)
Stock issuance                                                          102                 1,356
Other                                                                   598                (1,987)
                                                                 -----------           -----------
Increase (Decrease) in cash and short-term investments              (28,797)               72,758
Cash and short-term investments at beginning of period              233,798                87,334
                                                                 -----------           -----------
Cash and short-term investments at end of period                 $  205,001            $  160,092
                                                                 ===========           ===========


                                               TERRA INDUSTRIES INC.
                                              SUMMARIZED INFORMATION
                                   (in thousands, except unit prices and costs)



VOLUMES AND PRICES
                                                                       Three months ended March 31,
                                                        ------------------------------------------------------------
                                                                   2005                           2004
                                                        --------------------------         -------------------------
                                                         Sales           Average            Sales        Average
                                                        Volumes        Unit Price(1)       Volumes     Unit Price(1)
                                                        -------        ----------          -------     -------------
Ammonia (tons)                                             491           $   271              310        $  270
Nitrogen solutions (tons)                                1,088               136              877           113
Urea (tons)                                                 47               239              157           188
Ammonium nitrate (tons)                                    405               189              247           188
Methanol (gallons)                                       7,264              0.83           63,906          0.65

NATURAL GAS COSTS2
North America                                                       $6.49                         $5.37
United Kingdom                                                      $6.25                         $4.74


(1)  After deducting outbound freight costs.
(2)  Per MMBtu. Includes all transportation and other logistical costs and any gains or losses on financial derivatives related to natural gas purchases.

Because of the seasonal nature and effects of weather-related conditions in several of its marketing areas, results of operations for any single reporting period should not be considered indicative of results for a full year.
